August 17, 2006

GlaxoSmithKline plc
Jack Smith
Manager, Real Estate Americas & Asia
1250 South Collegeville Rd.
Collegeville, PA 19426

Re:
Sublease Agreement dated as of May 15, 2003 between Corgentech Inc. and
GlaxoSmithKline plc as Successor in Interest to Coulter Pharmaceutical, Inc.;
and
Personal Property Lease Agreement dated as of May 15, 2003 between Corgentech Inc.
and GlaxoSmithKline plc as Successor in Interest to Coulter Pharmaceutical, Inc.

Dear Sir:

Anesiva, Inc. (formerly known as Corgentech Inc.) has elected to extend the term of the above Sublease Agreement from June 1, 2007 through November 13, 2010 (the Second Extension Term), and hereby provides this Second Renewal Notice pursuant to Section 10(b)(ii) of the above Sublease Agreement. The lease rate for the Second Renewal Term shall be $2.80 per rentable square foot per month on a triple net basis. The lease rate will have annual rental increases of $0.10 per rentable square foot during the Second Renewal Term. The terms Second Renewal Notice and Second Renewal Term are as defined in the Sublease Agreement.

Anesiva, Inc. has further elected, under Section 18 of the above Personal Property Lease Agreement, to purchase the Personal Property (as defined in the Personal Property Lease Agreement) for seventy-five thousand dollars ($75,000), and hereby provides this written notice pursuant to Section 18 of the Personal Property lease Agreement.

Sincerely,

/s/ John X. Regan
John X. Regan
Vice President

Cc:	John Held Vice President CB Richard Ellis Brokerage Services 950 Tower Lane, Suite 870 Foster City, CA 94404